Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2016, with respect to the consolidated financial statements of LoJack Corporation for the year ended December 31, 2015 included in the Form 8-K/A of CalAmp Corp. filed on June 3, 2016. We consent to the incorporation by reference of said report in the Registration Statements of CalAmp Corp. on Form S-3 (No. 333-164440, 333-98981, 333-119858 and 333-185590), Form S-3 ASR (No. 333-191969), Form S-4 (No. 333-112851) and Form S-8 (No. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873, 333-119842, 333-173778, and 333-203545).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

June 3, 2016